                          SHARE EXCHANGE AGREEMENT
                          ------------------------


   THIS SHARE EXCHANGE AGREEMENT (the "Agreement" ) is dated as of August 8, 1996 by and between Foreclosed Realty Exchange, Inc., their heirs, designees, or assigns (the "Company") and Luk Ngai Keung,(the
"Shareholder").


                       RECITALS
                       --------

   WHEREAS, As of the Closing, Shareholder owns 100% of the issued and outstanding stock of Physical Beauty & Fitness Holdings Limited ("Physical Limited"), and;

   WHEREAS, the Company is a U.S. public company, currently listed on the NASD Bulletin Board, and;

   WHEREAS, the Company desires to acquire one share (100%) of Physical Limited (the "Physical Shares") and Shareholder desires to exchange all of the Physical Shares for new shares in the Company.


                      AGREEMENT
                      ---------

   NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE OF THE SHARES AND CONSIDERATION

1.01. SHARES BEING EXCHANGED. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement, Shareholder shall assign, transfer and deliver to the Company or it's assigns all of the Physical Shares.

1.02. CONSIDERATION. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of the Physical Shares to the Company, the Company shall at Closing issue to Shareholder and/or its designee(s), and Shareholder and/or its designee(s) shall purchase, acquire and accept from the Company 8,000,000 shares in the Company equal to 80% of all issued and outstanding stock.

1.03. CLOSING. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Iwona J. Alami or other such place as mutually agreed upon, on or before October 15, 1996.

1.04. METHOD OF CLOSING. The method of closing shall require the parties to satisfy the conditions specified in Section 6.

II.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND PHYSICAL LIMITED.

   Shareholder and Physical Limited represent and warrant to the Company as follows, as of the Closing:

2.01. ORGANIZATION. Physical Limited is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Physical Limited has the corporate power and authority to carry on its business as presently conducted; to enter into this agreement; and Physical Limited is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.   CAPITALIZATION.

   2.02(a)    All of the issued and outstanding shares of Physical Limited are duly authorized, validly issued, issued for value, fully paid and non assessable.

   2.02(b)   There are no outstanding options, warrants, or any other rights to purchase any securities of Physical Limited.

2.03. FINANCIAL STATEMENTS. All financial information provided by Shareholder is accurate and not misleading, to the best of Shareholder's
knowledge.   Shareholder represents that Physical Limited's after tax net income for the 15 month period ending 12/31/95, will be not less than US$2.5 million according to HK GAAP. In the event that the audited earnings fall below the represented amount by more than 5%, the number of shares received by Shareholder will be reduced proportionately to provide the minority shareholders with the same Earnings per Share that would have existed had the earnings met the minimum level stated above.

2.04. LITIGATION. There is no litigation, proceeding or investigation pending or threatened against Physical Limited affecting any of its properties, subsidiaries, or assets against or any officer, director, or stockholder or consultant that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Physical Limited or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.05. TITLE TO ASSETS. Physical Limited has good and marketable title to all of its assets and properties now carried on its books. The assets of Physical Limited consist solely the joint venture interests names in the recitals.

2.06. NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Memorandum and Articles of Association of Physical Limited or any agreement, contract or instrument to which Physical Limited is a party or by which it or any of its assets are bound.

2.07. AUTHORITY. Shareholder have full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Shareholder and no other corporate proceedings on the part of Physical Limited and/or Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Shareholder as follows, as of the Closing:

3.01.   ORGANIZATION.

   3.01(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the corporate power and authority to carry on its business as presently conducted and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

   3.01(b)   The copies of the Certificate of Incorporation of the Company, as certified by the Secretary of State of Delaware and the Bylaws of the Company heretofore furnished to Shareholder are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been excluded in such minute book.

3.02. CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of One Hundred Million Shares (100,000,000) of Common Stock, par value $0.001 per share, of which ten Million Shares (10,000,000) shall be issued and outstanding at the Closing, after reorganization issuances, reverse splits, consultant issuances and Consideration. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable, and at the Closing the Consideration will be duly authorized, validly issued, fully paid and non-assessable. Except for such outstanding Shares, there are no outstanding shares of capital stock or other securities or other equity interests of the Company or rights of any kind to acquire such stock, other securities or other equity interests.

3.03. AUTHORITY. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Consideration in accordance with the terms hereof.

3.04.   NO UNDISCLOSED LIABILITIES.   The Company is not subject to any
material undisclosed liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due. In addition, at the closing, the Company will have no liabilities, existing or contingent.

3.05. LITIGATION. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

3.06. TITLE TO ASSETS. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

3.07. CONTRACTS AND UNDERTAKINGS. The Company (including any of its subsidiaries) has no contracts, agreements, leases, licenses, arrangements, commitments and other undertakings (collectively "Contracts") to which the Company or any such subsidiary is a party or by which it or its property is bound that have not been disclosed to Shareholder. The Company is not in material default, or alleged to be in material default, under any Contract and, to the knowledge of the Company, no other party to any Contract to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Contract.

3.08. NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

3.9. ACCURACY. Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Shareholder by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.10. FINANCIAL STATEMENTS. The financial statements of the Company (the "Financial Statements") set forth in its public filings (a) were prepared in accordance with the books and records of the Company; (b) were prepared in accordance with generally accepted accounting principles consistently applied; (c) are accurate and fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by said financial statements; and (e) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the period(s) then ended.

3.11. ABSENCE OF MATERIAL CHANGES. Since June 30, 1996, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

   3.11(a)   any material change in the condition (financial or otherwise)
of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

   3.11(b)   any undisclosed redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to their authorized or issued capital stock.

3.12. COMPLIANCE WITH LAW. The Company has in all material respects complied with and it is now in all material respects in compliance with, all Federal and State laws applicable to the Company, including that the Company is current in its SEC filings. The Consideration will be issued in full compliance with all state and federal securities laws.

IV.  COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR
     TO CLOSING

4.01. CORPORATE EXAMINATIONS AND INVESTIGATIONS Prior to the Closing, Shareholder shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company as Shareholder may request. In order that Shareholder may have the full opportunity to do so, the Company shall furnish Shareholder and its representatives during such period with all such information concerning the affairs of the Company as Shareholder or its representatives may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Shareholder or its representatives in connection with such review and examination and to make full disclosure of all information and documents requested by Shareholder and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at the Company's premises, with copies thereof to be provided to Shareholder and/or its representatives upon request.

4.02. COOPERATION; CONSENTS. Prior to the Closing Date, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or a license or permit from which is required for the consummation of the transactions contemplated by this Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

4.03. CONDUCT OF BUSINESS. From the date hereof through the Closing, the Company shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct as of the Closing as if made at and as of the Closing and (ii) not enter into any transaction not envisioned or required by this transaction, or incur any liability, without first obtaining the written consent of Shareholder. Without the prior written consent of Shareholder, except as expressly set forth herein, the Company shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue as of the Closing.

4.04. NOTICE OF DEFAULT. From the date hereof through the Closing, each party hereto shall give to the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties contained herein.


V.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

   All representations, warranties and covenants of the Company and Shareholder contained herein shall survive the closing.

VI.  CONDITIONS TO CLOSING

6.01. CONDITIONS TO OBLIGATION OF SHAREHOLDER The obligations of Shareholder under this Agreement shall be subject to each of the following conditions:

   (a) REPRESENTATIONS AND WARRANTIES OF COMPANY TO BE TRUE. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Shareholder is not required to close if the Company has any liability in excess of Two Thousand Dollars.

   (b) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

   (c) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

   (d) DIRECTOR RESIGNATION. Prior to the Closing, all of the directors and officers of the Company shall have submitted their resignations to Company to be held in escrow and to become effective at the Closing.

   (e) NO LIABILITIES As of the closing, the Company shall have no liabilities. In addition, the Company shall have no material contingent liabilities.

6.02. CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of the Company under this Agreement shall be subject to the following conditions:

   (a) REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER TO BE TRUE. The representations and warranties of Shareholder herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholder shall have performed in all material respects all obligations and complied in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

   (b) NO LEGAL PROCEEDINGS. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

   (c) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by Shareholder of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Shareholder of the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, requirements imposed by the government of Hong Kong.

VII.  MISCELLANEOUS


7.01.   EXPENSES OF SALE.   Except as otherwise provided herein, each party
shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein. Without limitation, such expenses shall include the fees and expenses of all attorneys, brokers, investment bankers, accountants, agents and finders and other professionals incurred in connection herewith, acting on behalf of such party. The parties have not entered into any agreement for commissions, finder's fees or other compensation in connection with the contemplated transactions which my be asserted by any person based on any agreement or arrangement for payment by the other party.

7.02. NOTICES. All notices, requests and other communications thereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, or by Federal Express or other reputable overnight delivery service, in all cases, addressed to:

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

7.03. PARTIES IN INTEREST. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors, designees and assigns of the parties hereto.

7.04. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including any Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7.05. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.06. TERMINATION In the event that one party's due diligence determines a material breach or inaccuracy in the other's representation(s) or other terms of this agreement, the party may terminate its obligations under this agreement by providing written notice of the breach. If the breach is not cured within 10 calender days, the agreement is terminated, with no further obligations of the parties.

7.07. GOVERNING LAW. This Agreement shall be subject to California law and jurisdiction, except insofar as the laws of the jurisdictions of domicile of the parties shall control in any conflict of laws dispute.


     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.


                            Company

                            By:  /s/ Robert Alvarez
                                 -------------------------

                            Name: Robert Alvarez
                                  __________________________

                            Title: President
                                   _________________________



                           Physical Limited

                           By:   /s/ Luk Ngai Keung
                                __________________________

                           Name: Luk Ngai Keung
                                 __________________________

                           Title:_________________________



                           Shareholder

                           By:   /s/ Luk Ngai Keung
                                 _________________________

                           Name: Luk Ngai Keung
                                 __________________________

                           Title:_________________________

                                 EXHIBIT A
                                 ---------

                                 CERTIFICATE

Reference is made to that certain Share Exchange Agreement (the "Share Exchange Agreement") between Foreclosed Realty Exchange, Inc. (the "Company"), on the one hand, and Physical Beauty & Fitness Holdings Ltd.(the "Shareholder") on the other hand. Defined terms not defined herein shall have the same meaning as ascribed to them in the Share Exchange Agreement.

In connection with the closing, the Shareholder has requested that Robert Alvarez ("Alvarez") provide this Certificate to the Shareholder. As the largest shareholder of the Company, Alvarez will benefit from the consummation of the transactions contemplated by the Share Exchange Agreement and has agreed to provide this certificate. Alvarez acknowledges that the Shareholder is relying on this Certificate and Alvarez may have personal liability in the event that the matters certified herein shall not be accurate.

Alvarez hereby certifies that to the best of his knowledge the representations and warranties of the Company contained in Sections 3.01 through 3.13, inclusive, of the Share Exchange Agreement are true and correct in all material respects at the date hereof and that the conditions precedent set forth in Sections 6.01(e) have been satisfied.

Alvarez's liability hereunder shall expire two years from the Date of closing. In the event that any third party makes a claim against the Company arising out of or based upon or covered by the representations and warranties of the Company referred to above, then the Company shall promptly provide written notice thereof to Alvarez and provide him with a reasonable opportunity to satisfy such claim.

      October 7, 1996

                                      /s/ Robert Alvarez
                                      ______________________________
                                      Associated Consulting
                                      Group, Inc. by
                                      Robert Alvarez, President

                               EXHIBIT 1.02

         SHARES ISSUED TO SHAREHOLDER AND/OR ITS DESIGNEE(S)




Name/Designee   Number of Foreclosed             Number of Physical
                Realty Exchange, Inc.            Beauty & Fitness
                Shares received by               Holdings Ltd.
                shareholder/designee             shares exchanged
                                                 by shareholder
                                                 /designee
_____________________________________________________________

Luk Ngai Keung,   8,000,000                           one
Designee

October 14, 1996

Mr. Robert Alvarez, President
Foreclosed Realty Exchange, Inc.
2618 SW 23rd Terrace
Ft. Lauderdale, Florida 33312


Dear Mr. Alvarez,

We refer to the Share Exchange Agreement dated August 8, 1996, by and between Foreclosed Realty Exchange, Inc. (the "Company") on the one hand, and Physical Beauty & Fitness Holdings Ltd. ("Shareholder") on the other hand.

We hereby extend the closing date to on or before October 21, 1996 at 5pm Los Angeles time.

Please confirm your consent to this extension by signing and returning the enclosed copy of this letter in the place as marked.


Company
By:       /s/ Robert Alvarez
          --------------------
Name:     Robert Alvarez
Title:    President


Physical Limited
By:       /s/ Luk Ngai Keung
          --------------------
Name:     Luk Ngai Keung
Title:    Director


Shareholder
By:       /s/ Luk Ngai Keung
          --------------------
Name:     Luk Ngai Keung
Title:    Director